UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2010

PIMI AGRO CLEANTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-158986	26-4684680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

269 South Beverly Drive, Suite 1091
Beverly Hills, California 90212
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (310) 203-8278

Copies to:
Marc J. Ross, Esq.
Jonathan R. Shechter, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Fl.
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On January 15, 2010, Pimi Agro Cleantech, Inc. (“Pimi”) completed its first commercial trial utilizing SweetGuard™ in the treatment of sweet potatoes. Similar to Pimi’s SpuDefender™, StoreGuard™ and SeedGuard™ patented technologies, SweetGuard™ is aimed at preventing the decay of sweet potatoes which may occur during storage and prior to packing and distribution.

Sweet potatoes can suffer up to 40% yield loss during storage. Accordingly, Pimi developed SweetGuard™ in order to reduce losses from the micro flora and contamination which may occur during the storage of sweet potatoes.

The trials were carried out in two cooperative farms, with two separate packing houses that export sweet potatoes from Israel to Europe. In these trials, SweetGuard™ demonstrated efficacy in various areas of post-harvest treatment, including significantly reducing the sweet potato decay in storage, reducing the fungal and bacterial population in the atmosphere of the storage room, increasing the quality of the roots and decreasing root decay, and increasing the appearance of the crop.

As a result of these trials, the two cooperative farms have decided to include SweetGuard™ in their regular working program for the crop season beginning in the summer of 2010.

Pimi’s management believes that the successful trial results will open a potential market for the treatment of sweet potatoes that was not previously within its short term line of business. According to the Unite States Sweet Potato Council Inc., the United States produces approximately 1.8 billion pounds of sweet potatoes a year, with an average crop value of $400 million. Pimi’s management aims at saving farmers in this market approximately 5-10% in crop loss through the use of SweetGuard™.

Item 9.01   Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pimi Agro Cleantech, Inc.

Date: January 21, 2010	By:	/s/ Youval Saly
Youval Saly
Chief Executive Officer

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